Exhibit (k)(1)(b)

Adoption Agreement

And

Amendment No. 6 To Transfer Agency And Shareholder Services Agreement

This Adoption Agreement and Amendment No. 6 To Transfer Agency And Shareholder Services Agreement (“Amendment No. 6”), dated as of August 15, 2018 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”), each Fund listed on Appendix B to such agreement (collectively, the “Funds”), BlackRock Advisors, LLC (“BlackRock”) and BlackRock Multi-Sector Opportunities Trust II (“Trust”).

Background

BNYM and certain of the Funds previously entered into the Transfer Agency And Shareholder Services Agreement, made as of January 28, 2014. In addition, BNYM and certain of the Funds entered into Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of July 22, 2015, Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of March 1, 2016, Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, dated as of October 14, 2016, Amendment No. 4 to Transfer Agency and Shareholder Services Agreement dated as of November 2016, and Amendment No. 5 To Transfer Agency And Shareholder Services Agreement, dated as of April 30, 2016 (collectively, the “Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment No. 6.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a) A new Section 3(a)(24), which reads in its entirety as follows, is added:

(24) Services For BlackRock Multi-Sector Opportunities Trust II. BNYM shall provide the services set forth in Appendix G to BlackRock Multi-Sector Opportunities Trust II (“Trust”) in accordance with the terms of Appendix G.

(b) The following is added to Appendix B at the end of the listing of Funds under the heading “[Fee Letter 1]” and immediately prior to the heading “[Fee Letter 2]”:

BlackRock Multi-Sector Opportunities Trust II

(c) A new Appendix G, which reads in its entirety as set forth in the Appendix G attached to this Amendment No. 6, is added.

2. Adoption of Amended Agreement by Trust. As of the Effective Date, Trust agrees that it adopts and becomes a party to the Current Agreement as amended by this Amendment No. 6 (“Amended Agreement”), that it is bound by all terms of the Amended Agreement as if it were an original executing party to the Amended Agreement, and that it is a “Fund”, as that term is defined in the Amended Agreement, for all purposes of the Amended Agreement. BNYM, the Funds and BlackRock agree with the Trust’s adoption of the Amended Agreement as provided for in the foregoing sentence and BNYM agrees to be bound to the Trust by all terms of the Amended Agreement.

3. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 6, all terms and conditions of the Current Agreement shall remain in full force and effect.

4. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 6.

5. Entire Agreement. This Amendment No. 6 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

6. Facsimile Signatures; Counterparts. This Amendment No. 6 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 6 or of executed signature pages to this Amendment No. 6 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 6.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.	BlackRock Multi-Sector Opportunities Trust II

By:	By:

Name:	Name:

Title:	Title:

On behalf of each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 1 (excluding the BlackRock CollegeAdvantage Options listed on Appendix B), each such Fund in its individual and separate capacity, and not on behalf of any other Fund

By:

Name:	Neal J. Andrews

Title:	Chief Financial Officer

BlackRock Advisors, LLC

(solely with respect to BlackRock CollegeAdvantage Options listed on Appendix B and each Fund listed on Appendix B to the Amended Agreement as subject to Fee Letter 2, each such Fund in its individual and separate capacity, and not on behalf of any other Fund)

By:

Name:

Title:

Appendix G

Services For BlackRock Multi-Sector Opportunities Trust II

1. Scope of Services. BNYM will perform, as appropriate, for or on behalf of BlackRock Multi-Sector Opportunities Trust II (for purposes of this Appendix G, the “Trust”) all services set forth in Section 3 of the Agreement as reasonably determined by BNYM upon consultation with the Trust to be appropriate for Trust or as otherwise instructed in Written Instructions by the Trust, subject to the further terms of this Appendix G.

2. Effectiveness. Prior to the Commencement Date (as defined below), only Sections 1 and 2 of Appendix G shall be effective. On and after the Commencement Date all sections of Appendix G shall be effective. Consequently, for clarification: (i) in the event an affiliate of BlackRock, Inc. purchases Trust Shares prior to the Commencement Date (“Seed Money Purchaser”), BNYM shall perform the services provided for in the Agreement without giving effect to sections of Appendix G other than Sections 1 and 2 of Appendix G, and (ii) BNYM will perform the services set forth in Section 3 of Appendix G and the Sections following Section 3 of Appendix G only on and after the Commencement Date. In the event BNYM receives purchase instructions for Trust Shares prior to the Commencement Date, it will (i) reject such instructions if received through the NSCC, and (ii) return to sender any such instructions received directly.

3. Purchases And Repurchases Through The NSCC. In lieu of performing the services set forth in Sections 3(a)(2) and 3(a)(3) of the Agreement, BNYM shall perform the functions described in this Section 3 of Appendix G with respect to the purchase and repurchase orders respecting Trust Shares received through the networking system of the NSCC. BNYM shall perform the administrative and ministerial duties appropriate to (i) to open shareholder accounts pursuant to instructions received from financial intermediaries through the NSCC, and (ii) execute and process purchase and repurchase transactions pursuant to instructions received from financial intermediaries through the NSCC, with each of (i) and (ii) to occur in accordance with the “NSCC Process”, which is hereby defined to mean the reasonable processes, procedures, terms and conditions specified by the NSCC applicable to the Trust Shares and the instructions from financial intermediaries with respect to transactions in Trust Shares; provided, however, for clarification: (1) BNYM shall have no responsibility of any nature to obtain, review, retain, process or take any other act with respect to any physical documentation associated with the account opening instructions and purchase and repurchase instructions received from the NSCC and processed in accordance with this Section 3 of Appendix G; (2) as between the Trust and BNYM, the Trust possesses the sole responsibility for complying with any applicable disclosure obligations, under law or otherwise, to financial intermediaries and Trust shareholders relating to the NSCC Process; and (3) none of the provisions of Sections 4 or 5 of this Appendix G shall apply to instructions received by BNYM through the NSCC as contemplated by this Section 3 of Appendix G, except that Section 5(iv) of Appendix G shall apply to the extent appropriate and Trust Shares tendered for repurchase in a tender offer pursuant to the NSCC Process shall be included in any proration occurring due to an over-subscribed tendering of Trust Shares. BNYM shall reject all purchase instructions for Trust Shares received through the NSCC after the Purchase Cut-Off Time (as defined below).

4. Direct Purchases. In lieu of performing the services set forth in Section 3(a)(2) of the Agreement, BNYM shall perform the following functions in connection with purchase orders for Trust Shares received directly by BNYM from persons on their own behalf and not through the networking system of the NSCC:

(i)

BNYM will review Purchase Orders (as defined below) it receives from Persons (as defined below), the Distributor and from Approved Financial Intermediaries (as defined below) prior to the Purchase Cut-Off Time and exercise reasonable care to determine in accordance with the Trust Procedures (as defined below) whether the Purchase Order constitutes a “Conforming Purchase Order”, which is hereby defined to mean a Purchase Order with respect to which all the following criteria are satisfied, or a “Non-Conforming Purchase Order”, which is hereby defined to mean a Purchase Order with respect to which one or more of the following criteria are not satisfied:

(a)

The purchase form and any accompanying documentation are in completed proper form and good order, including the presence of an affirmation that the purchaser is a qualified investor, if such is required by the Trust Procedures;

(b)	The Purchase Order contains all information and documentation necessary or appropriate to create a shareholder account for the purchaser named in the subscription purchase form; and

(c)	BNYM has received confirmation that good funds in sufficient amount to pay for the purchase transaction have been received from the purchaser or have been credited to the account of the purchaser.

(ii)

In the event BNYM determines a Purchase Order to be a Non-Conforming Purchase Order, BNYM shall correspond with the Person, the Distributor or the Approved Financial Intermediary who submitted the Non-Conforming Purchase Order (the “Submitter”) in accordance with applicable provisions of the Trust Procedures to attempt to assist with the completion or correction of the Non-Conforming Purchase Order into a Conforming Purchase Order. In the event BNYM is unable to assist in the completion or correction of the Non-Conforming Purchase Order into a Conforming Purchase Order, BNYM shall follow procedures set forth in the Trust Procedures or in the absence of such procedures will return the Non-Conforming Purchase Order to the Submitter.

(iii)

In the event BNYM determines a Purchase Order to be a Conforming Purchase Order (including Purchase Orders that were Non-Conforming Purchase Orders when received but have been remediated into Conforming Purchase Orders by the Purchase Cut-Off Time) BNYM shall, in accordance with the Trust’s prospectus:

(a)	create a shareholder account in the Trust in accordance with the instructions of the Submitter;

(b)

execute the Conforming Purchase Order by issuing a number of Trust Shares consistent with the Conforming Purchase Order, the amount of funds tendered in connection with the Purchase Order, the applicable NAV and any applicable sales load,

(c)	credit the appropriate Trust shareholder account with the Trust Shares issued in accordance with clause (B); and

(d)	record the Purchase Trade Date as the purchase date for the transaction effected pursuant to clause (B).

(iv)

BNYM will return to sender without processing (i) all Purchase Orders for Trust Shares received after the applicable Purchase Cut-Off Time, (ii) all Purchase Orders received prior to the Purchase Cut-Off Time that were Non-Conforming Purchase Orders when received and were not remediated into Conforming Purchase Orders by the Purchase Cut-Off Time, and (iii) all Purchase Orders withdrawn before the Purchase Cut-Off Time.

5. In lieu of performing the services set forth in Section 3(a)(3) of the Agreement, BNYM shall perform the following functions in connection with repurchase orders for Trust Shares received directly by BNYM from Trust shareholders and not through the networking system of the NSCC:

(i)

In the event BNYM receives a Repurchase Order (as defined below) other than during a Tender Offer Period (as defined below) from a shareholder of the Trust, BNYM shall return the Repurchase Order to the submitting shareholder without processing the order.

(ii)

After BNYM has received a copy of a Tender Offer Notice (as defined below) from the Trust, BNYM shall, with respect to Repurchase Orders it receives during a relevant Tender Offer Period, review each Repurchase Order and exercise reasonable care to determine in accordance with the

Trust Procedures (as defined below) whether the Repurchase Order constitutes a “Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which all the following criteria are satisfied, or a “Non-Conforming Repurchase Order”, which is hereby defined to mean a Repurchase Order with respect to which one or more of the following criteria are not satisfied:

(a)

A Repurchase Order must comply with any applicable requirements of the Trust Procedures and the Tender Offer Notice, must be tendered in proper form and must contain all information and consist of all documentation as BNYM may reasonably determine necessary or appropriate.

(b)

All required or permitted endorsements and signatures must in BNYM’s reasonable judgment be valid and genuine; the requested repurchase must in BNYM’s reasonable judgment be legally authorized, and in BNYM’s reasonable judgment (I) no evidence of any nature whatsoever, whether credible or not credible, exists with respect to a claim adverse to such requested repurchase or the rights of the shareholder to submit a repurchase request, regardless of the merits of the claim; and (II) the Repurchase Order satisfies all applicable requirements for personal property and securities transfer as specified in the Standard Procedures.

(iii)

In the event BNYM determines a Repurchase Order to be a Non-Conforming Repurchase Order, BNYM shall implement any appropriate procedures that may be contained in the Trust Procedures and in the event the Non-Conforming Repurchase Order cannot be converted into a Conforming Repurchase Order by the expiration of the Tender Offer Period, shall return the Non-Conforming Repurchase Order to the submitting shareholder, the Distributor or the Approved Financial Intermediary, as applicable, together with any written correspondence provided by the Trust.

(iv)

In the event BNYM determines a Repurchase Order to be a Conforming Repurchase Order (including Repurchase Orders that were Non-Conforming Repurchase Orders when received but have been remediated into Conforming Repurchase Orders by the close of the Tender Offer Period) and the Repurchase Order has not been withdrawn by the close of the Tender Offer Period, BNYM shall perform the following functions, subject to any applicable provisions of the Tender Offer Notice, the Proration Conditions or Trust Procedures not in conflict with the following:

(a)	Execute the Conforming Repurchase Order by debiting the appropriate number of Trust Shares from the relevant Trust shareholder account and cancelling such shares;

(b)

Deliver to the Fund Custodian and the Trust or its designee a notification setting forth the number of Trust Shares repurchased by the Trust and make such additional entries in the Trust’s books and records to accurately reflect a reduction in the outstanding Shares of the Trust; and

(c)	Upon receipt of the monies from the Fund Custodian in an amount appropriate for the particular repurchase, pay such monies to the tendering shareholder in accordance with the Trust Procedures.

(v)

BNYM will also return to sender without processing (i) all Repurchase Orders received prior to the close of the Tender Offer Period that were Non-Conforming Repurchase Orders when received and were not remediated into Conforming Repurchase Orders by the close of the Tender Offer Period, and (ii) all Repurchase Orders withdrawn before the close of the Tender Offer Period.

6.	For purposes of this Appendix G:

(i)

“Approved Financial Intermediary” means a broker-dealer or registered investment advisor that BNYM reasonably believes based on the Trust Procedures has been approved by the Trust to sell Shares of the Trust.

(ii)

“Commencement Date” means the date that BNYM receives a written notice from an Authorized Person of the Trust that the Trust is commencing the offering of Trust Shares to persons other than the Seed Money Purchaser or such later date as may be set forth in the written notice.

(iii)	“Distributor” means BlackRock Investments, LLC. and its legal successors and assigns.

(iv)

“Person” means a person other than an Approved Financial Intermediary seeking to purchase and own Trust Shares directly with the Trust rather than beneficially through an account with an Approved Financial Intermediary.

(v)

“Proration Conditions” means any terms limiting the number of Trust Shares that will be accepted for repurchase in a tender offer, whether applied individually or in the aggregate, and any procedures or conditions governing the processing of Repurchase Orders in the event of an over-tendering of Trust Shares (I) contained in the Tender Offer Notice and Trust Procedures, and (II) to the extent not contained in the Tender Offer Notice or Trust Procedures, reasonably adopted by BNYM.

(vi)

“Purchase Cut-Off Time” means the time designated by the Trust on the date designated by the Trust (in the Trust Procedures, or if not contained in the Trust Procedures, in a Written Instruction) by which a NSCC purchase instruction and Conforming Purchase Order must be received by BNYM in order to be processed for the purchase of Trust Shares.

(vii)	“Purchase Order” means a purchase form or instructions for the purchase of Trust Shares and any accompanying documentation.

(viii)

“Purchase Trade Date” means the single trade date for all purchases of Trust Shares as set by the Trust in the Trust Procedures, or, in the absence of such date in the Trust Procedures, in a Written Instruction.

(ix)

“Repurchase Order” means, collectively, a written instrument from a shareholder of the Trust, the Distributor or any Approved Financial Intermediary containing a request that Trust shares held by the shareholder be repurchased by the Trust together with any documentation accompanying such written instrument.

(x)

“Tender Offer Notice” means the written notification of a tender offer from the Trust sent to Trust shareholders containing the terms and conditions of the Trust’s offer to repurchase Trust Shares from Trust shareholders in the tender offer, including a designation of the Tender Offer Period (as defined below) together with any restrictions applicable to the tender offer, including without limitation any Proration Conditions.

(xi)	“Tender Offer Period” means the period during which a Repurchase Order must be received in order for the shareholder submitting the Repurchase Order to participate in the particular tender offer.

(xii)	“Trust Procedures” means Standard Procedures supplemented by any Exception Procedures (as defined in Section 14 of the Agreement) relating to the purchase or repurchase of Trust Shares.